Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
MARCH 7, 2013

CHESAPEAKE ENERGY BOARD ACCEPTS V. BURNS HARGIS’ RESIGNATION;
ELECTS LOUIS A. RASPINO TO BOARD, AUDIT COMMITTEE CHAIR

OKLAHOMA CITY, MARCH 7, 2013 – The Board of Directors of Chesapeake Energy Corporation (NYSE:CHK) has accepted the resignation of board member V. Burns Hargis, effective immediately, board Chairman Archie Dunham announced today.  Dunham also announced that Louis A. Raspino has been elected to fill the vacancy and has been appointed chairman of the audit committee.  He will stand for election at the 2013 annual meeting of shareholders in June.

“Over the past several months, I have admired Burns’ unselfish service on our board,” Dunham said.  “He has willingly invested his time, talents and expertise for the sole purpose of helping make Chesapeake successful.  We are grateful to Burns for remaining on the board to see several important assignments through to completion.  He led the audit committee and the recent review with the utmost professionalism and integrity.  During this same period, he also contributed to strengthening Chesapeake’s corporate governance.  We wish him only the very best as he continues to lead Oklahoma State University.”

Appointed to the board in September 2008, Hargis commented:  “With the completion of my final assignment, it is the appropriate time for me to step aside.  I will always count it a privilege to have served on Chesapeake’s board.  Moving forward, Archie’s knowledge of the energy industry and his experience running ConocoPhillips will continue to benefit shareholders and employees.  As I depart the board, I am confident in the future of Chesapeake because of its strong assets, experienced management team and dedicated employees.”

Regarding the election of Raspino, Dunham stated: “With his extensive operational, strategic and financial expertise in America’s oil and natural gas industry combined with his sterling reputation on matters of corporate governance, Louis Raspino is the ideal person to chair the audit committee of the Chesapeake board.  We are pleased to welcome Louis and are confident his insight and service on our board will significantly benefit the company and our shareholders.”

Raspino commented:  “It is an honor to be selected to join the board of one of our country’s leading energy producers – a company that played a leading role in changing the U.S. energy supply paradigm from scarcity to abundance.  I look forward to learning more about what I believe are world-class assets and human talent that together hold tremendous potential for future value creation.”

Raspino’s career has spanned almost 40 years, most recently as president and chief executive officer of Pride International, Inc. (NYSE:PDE) until Pride’s merger with Ensco plc in May 2011.  Pride was one of the world’s largest oil and gas drilling and services companies and conducted business in more than 30 countries, with 14,000 employees representing 50 nationalities.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	Gary T. Clark, CFA	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-6741	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	gary.clark@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

He started his corporate career in 1978 with The Louisiana Land & Exploration Company (NYSE:LLX), where he rose to the level of SVP/CFO and member of the Office of the Chairman. During his career with LL&E, Raspino helped lead the company’s strategic transformation – including numerous acquisitions and divestitures – that ultimately enabled a merger in 1997 with Burlington Resources (NYSE:BR), creating the nation’s second-largest independent E&P company at the time.  After serving as vice president of finance for the Halliburton Company (NYSE:HAL), he then became senior vice president and chief financial officer of Grant Prideco, Inc. (NYSE:GDP) in 2000.  He was named senior vice president and chief financial officer of Pride in 2003 and was promoted to president and chief executive officer in 2005.  He began his career in 1973 as a Certified Public Accountant with Ernst & Young, advising clients in the energy, financial and public utility sectors.

He serves on the boards of two other public companies, Dresser Rand Corporation. (NYSE:DRC) since 2005, where he is chairman of the compensation committee and a member of the audit committee, and in 2012 he became an investor in and board member of Forum Energy Technologies (NYSE:FET), where he serves on the nominating, governance and compensation committee.  He also served on Pride’s board until its merger with Ensco plc.

He earned a Bachelor of Science degree from Louisiana State University, New Orleans, and a Master of Business Administration degree from Loyola University.  He has remained a Certified Public Accountant since 1973.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 11 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company has also vertically integrated its operations and owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.